Exhibit 5
                                    ---------
                                November 17, 2000

OraSure Technologies, Inc.
8505 S.W. Creekside Place
Beaverton, Oregon  97008

         Subject: OraSure Technologies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         Reference is made to the registration statement on Form S-8 ("Registration Statement") to be filed by OraSure Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 6,185,400 shares (the "Registered Shares") of the Company's common stock, $.000001 per share ("Common Stock"), to be issued in connection with the Company's 2000 Stock Award Plan and Employee Incentive and Non-Qualified Stock Option Plan (collectively, the "Plans"), together with options and other rights related thereto.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

         Based on the foregoing, it is our opinion that the Registered Shares, when sold and delivered by the Company upon exercise of options or pursuant to other rights duly granted under the Plans against payment for such shares to the extent and in the manner required by the Plans, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion in the Registration Statement and in any amendments thereof.

                                            Very truly yours,

                                            /s/  MILLER NASH LLP